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                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549

                                FORM 12b-25

                        Notification of Late Filing

                                          Commission File Number   0-2642
                                                                 ----------

     (Check one):            Form 10-K and Form 10-KSB     Form 11-K
       Form 20-F         [X] Form 10-Q and Form 10-QSB     Form N-SAR

     For period ended              March 31, 1996
                      ------------------------------------------

   Transition Report on Form 10-K and Form 10-KSB
   Transition Report on Form 20-F
   Transition Report on Form 11-K
   Transition Report on Form 10-Q and Form 10-QSB
   Transition Report on Form N-SAR

     For the transition period ended
                                        -------------------------

     Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       ---------
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                                   PART I
                           REGISTRANT INFORMATION

     Full name of registrant       DE TOMASO INDUSTRIES, INC.
                             -----------------------------------

     Former name if applicable


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         Address of principal executive office (Street and Number)

                      107 Monmouth Street, PO Box 856
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     City, State and Zip Code          Red Bank, NJ  07701
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                                  PART II
                           RULE 12b-25(b) AND (c)


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     [X]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X]    (b)  The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                  PART III
                                 NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


     Moto Guzzi, S.p.A. has installed a new information processing system which has initially delayed the Company's ability to assemble and report data to the Registrant.




                                  PART IV
                             OTHER INFORMATION




     (1) Name and telephone number of person to contact in regard to this notification.

      Howard E. Chase                                  212-735-8679
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       (Name)                           (Area Code)  (Telephone Number)































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     (2)  Have all other periodic reports required under Section 13 or
15(d) or the Securities Exchange Act of 1934 or Section 30 of the In-vestment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes     No



     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 Yes   [X] No

     If so: attach an explanation of the anticipated change, both nar-ratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.






























































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                      DE TOMASO INDUSTRIES, INC.
             ---------------------------------------------------
                (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date      May 15, 1996             By  s/ Howard E. Chase
     -------------------------       ---------------------------------
                                           Howard E. Chase

          Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                 ATTENTION


     Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).